[REMINDER MESSAGE TO EMPLOYEES TO REVIEW OFFERING CIRCULAR
                  CONTAINED ON QWEST HUMAN RESOURCES WEBSITE]

Before you complete the Election Form and Release, you should carefully review the Offer Circular. It contains important information that you should consider before making your decision.

Click here for the Circular http://theq.qwest.net/departments/hr/circular.pdf [LINK TO EXCHANGE OFFER CIRCULAR]

Click here for the Election Form
http://theq.qwest.net/departments/hr/electform.pdf [LINK TO ELECTION FORM]